Exhibit 99.1

Adaptimmune Announces Appointment of Cintia Piccina as Chief Commercial Officer

PHILADELPHIA and OXFORDSHIRE, United Kingdom, Jan. 26, 2022 -- Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, today announces the appointment of Cintia Piccina as Chief Commercial Officer effective January 31, 2022.

“I am delighted to welcome Cintia to our leadership team. She brings extensive commercial experience, including in cell and gene therapy, that will be key as we prepare to submit our first BLA for afami-cel this year, and build our commercial capabilities to support the launch of this initial product and future next-gen cell therapies within our MAGE-A4 franchise. Her fresh perspective and leadership abilities will support our continued growth in our mission to design and develop cell therapies for people with cancer,” said Adrian Rawcliffe, Adaptimmune’s Chief Executive Officer.

Most recently, Cintia served as the Head of Commercial at 2Seventy Bio (Nasdaq:TSVT) and as SVP Commercial Oncology and US General Manager, leading the launch of the first cell therapy product in multiple myeloma, Abecma (idecabtagene vicleucel), for bluebird bio (Nasdaq:BLUE). Before that she spent over 20 years at Novartis (SIX:NOVN; NYSE:NVS) from 1997 to April 2020, first in Brazil then in the United States, where she held a series of commercial, marketing and sales roles across multiple therapeutic areas including oncology. In her final role at Novartis, Cintia was VP, Global Oncology Cell and Gene Strategy & Program Management Office, for Kymriah and the CAR-T pipeline, leading the cross-functional leadership teams for business (marketing, medical affairs, market access), manufacturing, and pipeline. Cintia holds a Doctorate in Pharmacy and Biochemistry from the University of Sao Paulo, Brazil, and an MBA from the Escola Superior de Propaganda e Marketing, Sao Paulo.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 4, 2021, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Corporate Affairs and Communications

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — VP, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com

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